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                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into effective as of 12:01 a.m., Houston, Texas time, on June 1, 2004 (the "EFFECTIVE DATE AND TIME"), among TPS TOTAL POWER SYSTEMS, INC., a Texas corporation ("SELLER"), TOTAL POWER SYSTEMS, INC., a Delaware corporation ("PARENT"), T-3 ENERGY SERVICES, INC., a Delaware corporation ("T-3") (Seller, Parent and T-3 are collectively referred to herein as the "SELLER PARTIES"), and TPS ACQUISITION, LLC, a Texas limited liability company ("BUYER").

      WHEREAS, Parent is the owner of all the issued and outstanding capital stock of Seller; and

      WHEREAS, Seller distributes new electric motors; provides complete rewinding, repair and rebuilding for customer's used AC/DC electric motors and generators; and repairs and remanufactures used flood pumps and waste disposal pumps for governmental entities in the State of Louisiana and the State of Texas (the "BUSINESS"); and

      WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as defined herein) on the terms and subject to the conditions of this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound by this Agreement, the Seller Parties and Buyer agree as follows:

1. ASSETS PURCHASED. Seller does hereby sell, assign, convey, transfer, set over, and deliver to Buyer (collectively, the "PURCHASED ASSETS"):

            (a) all inventory owned by Seller as of the Effective Date and Time and used with respect to the Business conducted at Seller's facility located at 7135 Ardmore in Houston, Texas (the "ARDMORE FACILITY") (collectively, the "INVENTORY");

            (b)   the following fixed assets (collectively, the "FIXED ASSETS"):
      (i) the machinery, equipment, tools, furniture, office equipment and other tangible personal property listed on SCHEDULE 1(b); (ii) all detachable leasehold improvements owned by Seller as of the Effective Date and Time and used with respect to the Business conducted at the Ardmore Facility, including, without limitation, the table for testing center and all signs, catwalks, decking and jib cranes; and (iii) all other equipment owned by Seller as of the Effective Date and Time and used with respect to the Business conducted at the Ardmore Facility, whether or not listed in depreciation schedules, including, without limitation, all paint booths;

            (c) all of Seller's rights to the names "TPS", "Total Power Systems", "Coastal Electric Motors" or any substantial derivation of any thereof;

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            (d)   all of Seller's rights in each of the licenses and permits used in the operation of the Business, to the extent such licenses and permits may be transferred or assigned;

            (e) all customer contracts including, without limitation, the contract entered into on or about June 10, 2003, by and between Seller and the City of Houston, Texas (the "CITY OF HOUSTON CONTRACT");

            (f) all of Seller's rights to the telephone numbers and facsimile numbers and website domain names used with respect to the Business immediately prior to the Effective Date and Time, all as listed in
      SCHEDULE 1(f); and

            (g) those items of Common Use Equipment (as such term is defined in the Ardmore Sublease Agreement (as defined below)) being conveyed to Buyer pursuant to the Ardmore Sublease Agreement, as indicated in SCHEDULE 1(b).

The Purchased Assets shall not include any Excluded Assets (as defined herein). Except as specifically set forth herein, Seller transfers the Purchased Assets to Buyer, and Buyer accepts the Purchased Assets from Seller, on an "AS IS, WHERE IS" basis, with no representations or warranties of any kind or nature, including without limitation, as to the physical or operational condition of the Purchased Assets.

2. EXCLUDED ASSETS. The assets of Seller that are not being purchased hereunder include all assets of Seller not specified in Section 1, including, without limitation, the following (collectively, the "EXCLUDED ASSETS"):

      2.1 CASH AND CASH EQUIVALENTS. All of the cash, temporary cash investments and instruments representing the same and all other cash equivalents owned by Seller as of the Effective Date and Time;

      2.2 RECEIVABLES. All of the accounts receivable and notes receivable of Seller as of the Effective Date and Time;

      2.3   TAX DEPOSITS AND REFUNDS. Any Tax (as that term is defined in
Section 4.4(b)) deposits or prepaid Taxes, Tax refunds or Tax claims related to the Business or the ownership of the Purchased Assets through the Effective Date and Time;

      2.4 CORPORATE RECORDS. The Articles of Incorporation and original minute books and other corporate records of Seller;

      2.5 INSURANCE POLICIES. All casualty, liability, life or other insurance policies owned or obtained on Seller's behalf and all claims or rights under any such insurance policies;

      2.6 EMPLOYEE RECORDS. All employee records that Seller is required by law to retain in its possession;

      2.7 EMPLOYEE PLANS. All of Seller's rights in connection with, and all assets of, Employee Plans (as that term is defined in Section 6.8(a));

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      2.8   COMMON USE EQUIPMENT. All items of Common Use Equipment not being transferred or conveyed to Buyer pursuant to the Ardmore Sublease Agreement;

      2.9 WEBSITE CONTENT. The content on T-3's website; provided, however, T-3 shall promptly modify its website to delete all references to Seller or the Business; and

      2.10 COMPUTER EQUIPMENT. Any items of computer equipment not specifically identified SCHEDULE 1(b) as being transferred or conveyed to Buyer or any computer software, subject to the obligations of T-3 and Seller to provide certain services with respect to computers and related equipment as set forth in the Transitional Services Agreement (as defined below).

3.    LIABILITIES.

      3.1 LIABILITIES ASSUMED. Seller Parties agree that Buyer does not assume any debts, liabilities or obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except for the following liabilities as they exist as of the Effective Date and Time (the liabilities so assumed, collectively, the "ASSUMED LIABILITIES").

            (a) OUTSTANDING CUSTOMER AND SUPPLIER PURCHASE ORDERS. All of Seller's obligations under outstanding customer purchase or service orders and Seller's outstanding purchase orders or commitments with suppliers, service providers or equipment lessors that are not yet recorded as trade accounts payable and for which the related item has not yet been received, but only to the extent identified in SCHEDULE 3.1(a);

            (b) CONTRACTS. All of Seller's obligations under the contracts listed on SCHEDULE 3.1(b) (all items so disclosed in SCHEDULE 3.1(a) and SCHEDULE 3.1(b), collectively, the "CONTRACTS").

      3.2 EXCLUDED LIABILITIES. Buyer does not assume and will have no liability for any debt, liability or obligation of Seller that is not expressly identified and assumed in Section 3.1 (the "EXCLUDED LIABILITIES").

      3.3 EMPLOYEES. As of the Effective Date and Time, Buyer shall make an offer of employment to each of the individuals listed on SCHEDULE 3.3, each of whom was employed by Seller immediately prior to the Effective Date and Time, at salaries or wage rates, as applicable, comparable to those provided by Seller to such employees before the Effective Date and Time. Buyer shall become the employer of all individuals who accept such employment offers; provided, however, Buyer's employment of all such employees shall be on an "at-will" basis and shall include such employee and fringe benefits as Buyer determines in its sole discretion.

4.    PURCHASE PRICE FOR PURCHASED ASSETS.

      4.1 PURCHASE PRICE. At the Closing, as consideration for the Purchased Assets Buyer shall assume the Assumed Liabilities and shall pay Seller the amount of $450,000, as follows:

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            (a)   $400,000 in cash (the "CASH CONSIDERATION"), by wire transfer in immediately available funds to the account designated in writing by Seller at least one business day prior to the Closing; and

            (b) a subordinated, unsecured promissory note in the original principal amount of $50,000, made payable by Buyer to the order of Seller, in such form as may be mutually agreeable to the Seller Parties and Buyer (the "PROMISSORY NOTE" and, together with the Assumed Liabilities and the Cash Consideration, the "PURCHASE PRICE").

      4.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets (the "ALLOCATION") based on Buyer's and Seller's good faith and reasonable determination thereof, and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder. Buyer and Seller agree to prepare and file all Tax returns (including, without limitation, such reports and information returns as required under Section 1060 of the Code, and the regulations thereunder and any corresponding or comparable provisions of applicable state and local Tax laws) in a manner consistent with the Allocation.

      4.3   ADJUSTMENT OF THE PURCHASE PRICE.

            (a) Within 30 days after the Effective Date and Time, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the "EFFECTIVE DATE STATEMENT") setting forth Buyer's calculation of the aggregate value of the Inventory as of the Effective Date and Time, which valuation shall be prepared in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with Seller's prior practices for the recording of such Inventory (including, without limitation, any decrease in the aggregate value of the Inventory resulting from any inventory reserve).

            (b) Within 30 days following receipt of the Effective Date and Time Statement, the Seller Parties shall deliver written notice to Buyer of any dispute they may have with respect to the preparation or content of the Effective Date Statement. During such 30-day period, Buyer shall give the Seller Parties and their representatives reasonable access to the books, records and personnel of the Business for the purpose of reviewing the Effective Date Statement. In the event the Seller Parties fail to notify Buyer of a dispute with respect to the Effective Date Statement within such 30-day period, the Effective Date Statement shall be deemed final, conclusive and binding on the parties. In the event the Seller Parties deliver a notice of dispute within such 30-day period, which notice shall quantify the Seller Parties' objections to the extent reasonably practicable, the parties shall negotiate in good faith to resolve such dispute. If, notwithstanding such good faith effort, the parties are unable to resolve such dispute within 20 days after the date Buyer receives the notice of dispute from the Seller Parties, the matter shall be submitted to Grant Thornton LLP (the "ACCOUNTANTS"), which shall determine the aggregate value of the Inventory as of the Effective Date and Time in accordance with the principles set forth in Section 4.3(a). All costs, fees and expenses charged or incurred by the Accountants shall be borne equally by (i) the Seller Parties and (ii) Buyer.

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            (c)   If the aggregate value of the Inventory, as finally determined pursuant to Section 4.3(b) (the "ACTUAL INVENTORY VALUE"), is greater than $214,726, the Purchase Price will be adjusted upward by the amount of such excess and, within five business days of the date on which the Actual Inventory Value is finally determined, Buyer shall pay the Seller Parties, by bank wire transfer of immediately available funds to the account previously designated by the Seller Parties in accordance with Section
      4.1, an amount in cash equal to such excess. If the Actual Inventory Value is less than $214,726, the Purchase Price will be adjusted downward by the amount of such shortfall and, within five business days of the date on which the Actual Inventory Value is finally determined, the Seller Parties shall pay Buyer, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to such shortfall.

4.4   PRORATED ITEMS.

            (a) ADJUSTMENT OF COSTS. Seller shall bear and be responsible for all costs incurred in connection with the operation of the Business prior to and including the Effective Date and Time, including without limitation, utilities, rentals, service contracts, employee costs, maintenance expenses, and commissions related to sales prior to and including the Effective Date and Time. Buyer shall bear and be responsible for all such costs incurred by Buyer in connection with the operation of the Business after the Effective Date and Time; provided, however, Seller shall be responsible for all costs and expenses incurred by Buyer associated with or arising out of Buyer's installation and final approval of all uninstalled but completed pumps related to the City of Houston Contract that Seller has previously recorded as accounts receivable.

            (b) PRORATION OF TAXES. Except as otherwise specifically provided herein, Seller shall be liable for and shall pay when due all Taxes (as defined below) on the Business or the Purchased Assets or relating to the operation of the Business that may be levied or imposed against Buyer, Seller or the Purchased Assets for the period prior to and including the Effective Date and Time. Buyer shall be liable for all Taxes on the Business or the Purchased Assets or relating to the operation of the Business that may be levied or imposed against Buyer, Seller or the Purchased Assets for any period after the Effective Date and Time; provided, however, Buyer shall be responsible for paying up to an aggregate of $8,000 for personal property taxes attributable to the Purchased Assets during the 2004 calendar year, and Seller shall be solely responsible for, and shall pay, all 2004 personal property taxes attributable to the Purchased Assets in excess of $8,000 (as well as all other personal property taxes attributable to the Purchased Assets for any periods prior to January 1, 2004). As used herein, "TAXES" shall mean any and all federal, state, county, local, and other taxes, including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments, together with interest, additions to tax, and penalties with respect thereto. Whichever party is liable hereunder for the payment of a Tax shall:

                  (i)   prepare any necessary forms and returns related thereto;

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                  (ii)  bear all costs incident to the determination and payment thereof; and

                  (iii) have all available rights to contest such Tax, provided such party shall protect, defend, indemnify and hold harmless the other party for any damages, costs or losses or any limitation on the use and enjoyment of the Purchased Assets resulting from such contest.

            (c) PAYMENT OF TAXES AND OTHER EXPENSES. If either party receives an invoice for any Tax or other expense which is allocable to the other party in part or in full hereunder, the recipient shall forward a copy of the invoice promptly to the other party. If the other party is fully liable for such invoice it shall pay it in full promptly; provided, however, that such party may contest any Tax (subject to the provisions of Section 4.4(b)(iii)) or other expense in good faith through appropriate proceedings. If either party receives an invoice for Taxes or other expenses that are allocable partly to it and partly to the other party, then the party receiving such notice shall promptly advise the other party that such invoice has been received and shall request the appropriate reimbursement from that party. The party owing such reimbursement shall pay such reimbursement within ten days after receipt of an invoice for the reimbursable amount. Notwithstanding the foregoing, whenever time permits, each party will make every reasonable effort to determine each party's appropriate allocable share of any Tax due and to pay the allocable share to the party responsible under this Section 4.4 for paying the Tax in a timely fashion in order to avoid any late payment penalty.

            (d) TIMING OF PRORATION. The parties will use their reasonable best efforts to substantially complete all prorations within 45 days of the Effective Date and Time.

5.    CLOSING DELIVERIES.

      5.1 SELLER'S DELIVERIES. Concurrently with the execution of this Agreement, Seller delivered to Buyer

            (a) a bill of sale and assignment in such form as may be mutually agreeable to the Seller Parties and Buyer (the "BILL OF Sale"), duly executed by Seller;

            (b) an assignment and assumption agreement in such form as may be mutually agreeable to the Seller Parties and Buyer (the "ASSUMPTION AGREEMENT"), duly executed by Seller;

            (c) a sublease such form as may be mutually agreeable to the Seller Parties and Buyer (the "ARDMORE SUBLEASE AGREEMENT"), duly executed by The Rex Group, Inc., a Texas corporation and a wholly owned subsidiary of T-3 ("TRGI"), whereby Buyer will sublease from TRGI certain premises currently utilized by Seller, as more particularly described therein; and

            (d) a Consent to Sublease in such form as may be mutually agreeable to the Seller Parties and Buyer (the "CONSENT TO SUBLEASE"), duly executed by TRGI and each Lessor (as that term is defined in the Ardmore Sublease Agreement);

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            (e)   a Transitional Services Agreement in such form as may be
      mutually agreeable to the Seller Parties and Buyer (the "TRANSITIONAL SERVICES AGREEMENT"), duly executed by Seller and T-3;

            (f) a Landlord's Consent in such form as may be mutually agreeable to SouthTrust Bank, an Alabama banking corporation and Buyer's lender ("SOUTHTRUST"), each Lessor (as that term is defined in the Ardmore Sublease Agreement), the Seller Parties and Buyer (the "LANDLORD'S CONSENT"), duly executed by each Lessor and each Seller Party;

            (g) a Sublandlord's Consent in such form as may be mutually agreeable to SouthTrust, TRGI, the Seller Parties and Buyer (the "SUBLANDLORD'S CONSENT" and, together with the Promissory Note, the Bill of Sale, the Assumption Agreement, the Ardmore Sublease Agreement, the Consent to Sublease and the Landlord's Consent, the "RELATED AGREEMENTS"), duly executed by TRGI and each Seller Party;

            (h) UCC-3 termination statements as are required to terminate and release all liens on the Purchased Assets; and

            (i) certificates, dated as of a date no earlier than 15 days before the Effective Date and Time, duly issued by the appropriate governmental authority in the State of Texas, reflecting that Seller is in existence and in good standing in such state.

      5.2 BUYER'S DELIVERIES. Concurrently with the execution of this Agreement, Buyer delivered to Seller:

            (a)   the Cash Purchase Price;

            (b)   the Promissory Note, duly executed by Buyer;

            (c)   the Ardmore Sublease Agreement, duly executed by Buyer;

            (d)   the Consent to Sublease, duly executed by Buyer;

            (e)   the Transitional Services Agreement, duly executed by Buyer;

            (f)   the Landlord's Consent, duly executed by SouthTrust and Buyer;

            (g) the Sublandlord's Consent, duly executed by SouthTrust and Buyer; and

            (h) the initial payments due from Buyer to Seller pursuant to the Ardmore Sublease Agreement and the Transitional Services Agreement.

      5.3 CERTAIN TAX MATTERS. Buyer shall be liable for and shall pay all federal, state, and local sales, use, excise, documentary and similar transfer Taxes payable in connection with the consummation of the transactions contemplated by this Agreement.

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6.    SELLER PARTIES' REPRESENTATIONS AND WARRANTIES. The Seller Parties jointly and severally represent and warrant to Buyer that, as of the Effective Date and Time (except to the extent any representation or warranty is made as of another date expressly stated, which are in such case made as of such other date so stated):

      6.1 ORGANIZATION AND STANDING. Each Seller Party is a corporation duly incorporated, validly existing, and in good standing under the laws of the respective State of its formation. Seller has all requisite power and authority to own its properties and conduct the Business in the manner conducted immediately prior to the Effective Date and Time. Seller is duly qualified and in good standing in every jurisdiction in which it is required by the nature of its business or the ownership or lease of its assets to so qualify, except where the failure to so qualify does not or is not reasonably expected to have a material adverse effect on Seller or the Business.

      6.2 AUTHORIZATION. Each Seller Party has all requisite corporate power and authority, and has all requisite legal capacity to execute, deliver, and perform its respective obligations under this Agreement and each of the Related Agreements to which such Seller Party is a party and to consummate the transactions contemplated hereby and thereby. Each Seller Party has taken all necessary corporate action (including the approval of its board of directors and shareholders), as the case may be, to approve the execution, delivery, and performance of its respective obligations under this Agreement and each of the Related Agreements to which such Seller Party is a party and to approve the consummation of the transactions contemplated hereby and thereby. Each of the Seller Parties has duly executed and delivered this Agreement and each of the Related Agreements to which such Seller Party is a party. This Agreement and each Related Agreement is a legal, valid, and binding obligation of each Seller Party that is a party hereto and thereto and is enforceable against each Seller Party in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      6.3   EXISTING AGREEMENTS AND OTHER APPROVALS.

            (a) Except as set forth on SCHEDULE 6.3(a), the execution, delivery, and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby do not, and will not: (i) violate any provisions of law applicable to Seller, the Business or the Purchased Assets; (ii) conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller's articles of incorporation or bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement that is material to the Business, or any order, judgment, arbitration award, or decree to which Seller is a party or by which it is bound and which is material to the Business; or (iii) result in the creation of any lien or encumbrance on any of the Purchased Assets.

            (b) Except as set forth in SCHEDULE 6.3(b), no approval, authority, or consent of, or filing by any Seller Party with, or notification to, any federal, state, or local court,

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

      authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Related Agreements to which such Seller Party is a party or to consummate the transactions contemplated hereby or thereby.

      6.4 PERMITS AND LICENSES. To the knowledge of the Seller Parties, Seller has all permits, certificates, licenses, approvals, consents, and other authorizations necessary to carry on and conduct the Business as presently conducted and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is presently conducted.

      6.5 FINANCIAL STATEMENTS. Attached as SCHEDULE 6.5 are copies of Seller's balance sheet as of, and statement of operations for, the four-month period ended April 30, 2004 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP, subject to normal recurring year-end adjustments, the lack of required income tax accruals and the absence of notes, and fairly present, in all material respects (on a consolidated basis of T-3 and its subsidiaries), Seller's financial position as of the date indicated and the results of its operations for the period covered thereby, without any representation or warranty as to the actual or market value thereof.

      6.6 CONDUCT OF BUSINESS. Except as set forth in SCHEDULE 6.6, since April 30, 2004, Seller has not:

            (a) entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the ordinary course of business;

            (b)   experienced any labor disturbance;

            (c) to the knowledge of the Seller Parties, incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (i) in the ordinary course of business and (ii) in connection with the performance of this Agreement;

            (d) sold, transferred, or agreed to sell or transfer any asset, property, or business except in the ordinary course of business;

            (e) instituted or settled any litigation, action, or proceeding before any court or governmental body relating to the Purchased Assets or the Business; or

            (f)   agreed or committed to do any of the foregoing.

      6.7 EMPLOYEES. To the knowledge of the Seller Parties, there is not now, nor has there been at any time during the three-year period immediately preceding the Effective Date and Time, any strike, lockout, grievance, claim for unfair labor practices or discrimination claim based on race, religion, age or otherwise which was decided by a final judgment adverse to Seller. To the knowledge of the Seller Parties, as of the Effective Date and Time, there is no collective bargaining labor dispute or discrimination claim of any nature filed or pending before any governmental authority or threatened against Seller.

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      6.8   EMPLOYEE BENEFIT PLANS.

            (a) No employee benefit plan, program or arrangement of whatever nature, whether or not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, stock, or other employee pay practice, consulting, retainer, employment, retirement, welfare, fringe benefit, insurance, incentive, vacation, holiday, sickness, leave of absence, or any other plan, policy, program, agreement or other arrangement that Seller sponsors, maintains or contributes to with respect to any current or former employee of any Seller Party (each, an "EMPLOYEE PLAN") shall, by its terms or applicable law, become binding upon or an obligation, liability or responsibility of Buyer in any way, financial or otherwise. Seller has not engaged in any action or omission which may result in Buyer being a party to, or bound by, any Employee Plan. No Employee Plan provides for payment of termination, change of control or retiree benefits in any manner such that Buyer would become liable to provide such benefits.

            (b) With respect to any Employee Plan that is subject to the continuation requirements of Sections 601-608 of ERISA and Section 4980B of the Code, or the continuation requirements of any applicable state or local law, Seller's sponsoring, maintaining or contributing to such Employee Plans has complied in all material respects with all such applicable laws and regulatory requirements with respect to Seller's current or former employees.

            (c) No Employee Plan is either (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (ii) a defined benefit pension plan subject to Title IV of ERISA.

            (d) During the five year period immediately preceding the Effective Date and Time, (i) no under-funded pension plan subject to
      Section 412 of the Code has been transferred out of Seller and (ii) Seller has not participated in or contributed to, nor had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and Seller does not have any withdrawal liability with respect to any multiemployer plan.

      6.9 CONTRACTS. Except for the Contracts, no Seller Party is a party to or bound by any agreement or commitment that materially affects the Business, the Purchased Assets, or the Assumed Liabilities. All Contracts are legal, valid and binding obligations of Seller and, to the knowledge of the Seller Parties, each of the other parties thereto, enforceable against Seller and, to the knowledge of the Seller Parties, such other parties in accordance with the respective terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity) and, with respect to the City of Houston Contract, any defenses or claims of governmental immunity, sovereign immunity or other similar defenses or claims. No material default or alleged material default exists on the part of Seller or, to the knowledge of any of the Seller Parties, on the part of any other party, under any of the Contracts.

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      6.10  TITLE TO PURCHASED ASSETS; LIENS. Seller is the owner of and has good title to all of the Purchased Assets, free and clear of all liens, claims, demands, charges, options, equity interests, leases, pledges and security interests ("LIENS"), except as set forth in SCHEDULE 6.10.

      6.11 TAXES. Seller has filed on a timely basis all Tax returns it is required to file under federal, state, or local law, and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by, or on behalf of Seller, for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. No Seller Party has received any notice of any pending or threatened audit by the IRS or any state or local agency related to the Tax returns of Seller or Seller's Tax liability for any period, nor has any claim for assessment or collection of Taxes been asserted against Seller. There are no federal, state, or local Tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business.

      6.12 LITIGATION. Except as set forth in SCHEDULE 6.12, there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller Parties, threatened, against or affecting Seller, the Business or the Purchased Assets.

      6.13 BROKERS. No Seller Party has engaged, nor is any Seller Party responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated hereby.

      6.14 DEFINITION OF KNOWLEDGE. When any representation or warranty in this Agreement is qualified to the "knowledge of the Seller Parties", such phrase means the collective, actual knowledge of the executive officers, controllers and general managers of each of the Seller Parties.

7. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to the Seller Parties that, as of Effective Date and Time:

      7.1 ORGANIZATION AND STANDING. Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Texas, and Buyer has all the requisite limited liability company power and authority to own its properties and to conduct its business as it is now being conducted.

      7.2 AUTHORIZATION. Buyer has all requisite power and authority (a) to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, and (b) to consummate the transactions contemplated hereby and thereby. Buyer has taken all necessary action (a) to duly approve the execution, delivery, and performance of this Agreement and the Related Agreements to which Buyer is a party, and (b) to approve the consummation of the transactions contemplated hereby and thereby. Buyer has duly executed and delivered this Agreement and each of the Related Agreements to which Buyer is a party. This Agreement and each Related Agreement to which Buyer is a party is a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with the respective terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

      7.3   EXISTING AGREEMENTS AND OTHER APPROVALS.

            (a) The execution, delivery, and performance of this Agreement and the Related Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not, and will not: (i) violate any provisions of law applicable to Buyer; or (ii) conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's charter documents, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound.

            (b) No approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Related Agreements to which Buyer is a party or to consummate the transactions contemplated hereby or thereby.

      7.4 KNOWLEDGE REGARDING SELLER PARTIES' REPRESENTATIONS AND WARRANTIES. Buyer is not aware of any fact or condition existing as of the Effective Date and Time which renders any representation or warranty of the Seller Parties contained herein untrue as of the Effective Date and Time.

      7.5 BROKERS. Buyer has not engaged, nor is Buyer responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated hereby.

8.    POST-CLOSING COVENANTS.

      8.1   COVENANTS OF SELLER. Seller hereby covenants and agrees that:

            (a) Within ten business days of the Effective Date and Time, the Seller Parties shall file, or cause to be filed, Articles of Amendment to the Articles of Incorporation of Seller and a Certificate of Amendment to the Certificate of Incorporation of Parent in order to change the name of Seller and the name of Parent, respectively, to such other names as may be mutually acceptable to the Seller Parties and Buyer. Immediately upon receipt of the file-stamped copy of such articles of amendment from the Secretary of State of the State of Texas and such certificate of amendment from the Secretary of State of the State of Delaware, the Seller Parties shall forward a copy of each thereof to Buyer.

            (b) As soon as reasonably practicable after the Effective Date and Time, Seller shall:

                  (i) complete the fire suppression and filter pressure switch on the paint booth;

                  (ii)  complete the repairs to the Delta 1800 shot blast; and

            (c) From and after the Effective Date and Time, Seller shall pay all accounts payable constituting Excluded Liabilities in a manner consistent with Seller's past practices.

      8.2 FURTHER ASSURANCES. From time to time after the Effective Date and Time, each party hereto will, at any other party's request, execute, acknowledge and deliver to such requesting party such other instruments and take such other actions and deliver such other documents as may be reasonably required to carry out the intent of this Agreement and the Related Agreements.

      8.3 BOOKS AND RECORDS. Should any party determine that any books and records may be needed or useful in connection with federal, state or local regulatory or tax matters, resolution of third-party disputes or contract compliance issues, or other bona fide business purposes, for a period of seven years after the Effective Date and Time, the parties shall use their respective reasonable best efforts to preserve and make available to one another, at the location of such books and records, access to and the right to copy such books and records.

      8.4 NOTIFICATION OF GOVERNMENTAL REGULATORS AND OTHERS. Subject to Section 12.7, promptly after the Effective Date and Time, Buyer, with the cooperation of the Seller Parties, shall provide written notice of the consummation of Buyer's purchase of the Purchased Assets to each of the customers of the Business and, as required in connection with the assignment to Buyer of any permit, license or certificate, any governmental regulators and any industrial certificate issuers, including, without limitation, the Quality Certification Bureau, Inc. (which grants registrations with the International Standards Organization).

9.    NONCOMPETITION.

      9.1 PROHIBITED ACTIVITIES. No Seller Party nor any subsidiary of any Seller Party shall, for a period of two years after the Effective Date and Time, directly or indirectly, whether for itself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

            (a) enter into or engage in the Business anywhere within the State of Texas or the State of Louisiana (the "TERRITORY"); or

            (b) solicit customers, prospects, business or patronage for any business that competes with the Business in the Territory, or sell services for any business, wherever located, that competes with the Business within the Territory;

            (c) solicit, divert, entice or otherwise take away any person or entity that was a customer of the Business as of, or during the one-year period immediately preceding, the Effective Date and Time (a "PROTECTED CUSTOMER"), for the purpose of engaging in the Business, whether inside or outside the Territory; or

            (d) promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Territory;

provided, however, this Section 9.1 shall not prohibit: (y) Moores Pump & Services, Inc., a Louisiana corporation ("MOORES"), from either selling products or providing services customarily sold or provided prior to the Effective Date and Time by Moores to its customers; or (z) A&B Bolt & Supply, Inc., a Louisiana corporation ("A&B"), or O&M Equipment, L.P., a Delaware limited partnership ("O&M"), from selling new or remanufactured electric motors to any person or entity in connection with the provision of any products or services customarily provided prior to the Effective Date and Time by A&B or O&M to their respective customers.

      9.2 DAMAGES. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of any of the foregoing covenants, and because of the immediate and irreparable damage that will result to Buyer for which it would have no other adequate remedy, the Seller Parties agree that the foregoing covenant may be enforced by Buyer if there is a breach by any Seller Party, by injunctive relief, restraining orders, or other extraordinary relief to be cumulative to, but not in limitation of, any other remedies to which Buyer may be entitled.

      9.3   REASONABLE RESTRAINT. The parties agree that the covenants in this
Section 9 impose a reasonable restraint on the Seller Parties in light of the activities and business of the Seller as of the Effective Date and Time.

      9.4 TOLLING OF COVENANTS. If it is judicially determined that any Seller Party has violated any of such party's obligations under this Section 9, then the period of the covenants contained in this Section 9 shall automatically be extended with respect to such Seller Party for a period of time equal in length to the period during which such violation(s) occurred.

      9.5 SEVERABILITY; REFORMATION. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction determines that the scope, time or territorial restrictions are unreasonable, the parties intend that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereby be reformed.

10.   INDEMNIFICATION.

      10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties' representations and warranties shall survive the consummation of the transactions under this Agreement and any investigation provided for with respect thereto for a period of two years beginning on the Effective Date and Time (the "EXPIRATION DATE"). All covenants and agreements contained herein shall survive the Effective Date and Time without limitation.

      10.2 INDEMNIFICATION BY THE SELLER PARTIES. Subject to Section 10.6, the Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer and its directors, officers, shareholders, employees, agents, successors, and assigns (the "BUYER INDEMNITEES") from and against any and all costs, losses, claims, suits, actions, assessments, liabilities, fines, penalties, damages and expenses (including reasonable legal fees) (collectively, "DAMAGES") in connection with or resulting from:

            (a) All debts, liabilities, and obligations, whether accrued, absolute, contingent, known, unknown, or otherwise, of the Seller Parties other than the Assumed Liabilities;

            (b) Any inaccuracy in any representation or breach of any warranty of the Seller Parties contained in this Agreement or any Related Agreement;

            (c) Any failure by the Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller Parties under this Agreement or any Related Agreement;

            (d) Any liability under any Environmental Laws (as defined below) occurring or existing for events or circumstances existing on or before the Effective Date and Time and arising out of or related to (i) any conduct, operation or activity occurring on or prior to the Effective Date and Time at the property (the "SUBLEASED PREMISES") TRGI will be subleasing to Buyer pursuant to the Ardmore Sublease Agreement; or (ii) any condition of the Subleased Premises existing on or prior to the Effective Date and Time; and

            (e) The termination of any individual's employment as an employee of any Seller Party.

            "ENVIRONMENTAL LAWS" means all federal, state, county, municipal and local, foreign, and other statutes, laws, regulations, and ordinances that relate to human health or Environment, all as may be amended from time to time.

            "ENVIRONMENT" means soil, land surface or subsurface strata, surface water (including navigable water), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant life, animal life, and any other similar medium or natural resource.

      10.3 INDEMNIFICATION BY BUYER. Subject to Section 10.6, Buyer shall indemnify and hold harmless the Seller Parties and their directors, officers, shareholders, employees, agents, successors and assigns (the "SELLER INDEMNITEES") from and against any Damages as they are incurred or suffered by any of them and caused by or arising out of:

            (a) Buyer's breach of or default in the performance of any covenant or agreement in this Agreement or in any Related Agreement;

            (b) Buyer's breach of any representation or warranty in this Agreement;

            (c) The failure of Buyer to timely satisfy any Assumed Liabilities; and

            (d) Any liability under any Environmental Laws occurring or existing for events or circumstances existing after the Effective Date and Time and arising out of or related to any conduct, operation or activity occurring on the Subleased Premises after the Effective Date and Time but prior to the time Buyer vacates the Subleased Premises.

      10.4  PROCEDURE FOR INDEMNIFICATION; THIRD-PARTY CLAIMS.

            (a) Within 15 days after receipt of notice of commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party seeking indemnification pursuant to this Section 9 (the "INDEMNIFIED PERSON") shall give the person from whom indemnification is sought (the "INDEMNIFYING PERSON") written notice thereof, together with a copy of such claim, process or other legal pleading. The failure to so notify the Indemnifying Person within the above time frame will not relieve the Indemnifying Person of any liability it may have to the Indemnified Person, except to the extent the Indemnifying Person demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice, or except if such notice is not delivered before the Expiration Date. The Indemnifying Person shall have the right to undertake and control the defense, settlement, compromise or other disposition thereof at its own expense and through legal representatives of its own choosing. The Indemnified Person and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Indemnified Person, which approval shall not be unreasonably withheld.

            (b) If the Indemnifying Person, by the earlier to occur of the 30th day after receipt of notice of any such claim or, by the 10th day immediately preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim, has not notified the Indemnified Person of its election to defend against such claim, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such claim through counsel of its choice on behalf of and for the account and risk of the Indemnifying Person, at the cost and expense of the Indemnifying Person. In such event, the Indemnifying Party and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld.

      10.5  PROCEDURE FOR INDEMNIFICATION; OTHER THAN THIRD-PARTY CLAIMS.
Any claim for indemnification for a matter not involving a third-party claim shall be asserted by written notice, which specifies in reasonable detail the factual basis of such claim, and delivered to the party or parties from which indemnification is sought.

      10.6  LIMITATIONS ON LIABILITY.

            (a) No party shall be entitled to indemnification under Section 10.2(b) or Section 10.3(b) unless written notice of the underlying claim for indemnification has been provided to the Indemnifying Party on or before the Expiration Date.

            (b) No claim for indemnification shall be made hereunder with respect to any matter unless and until the total amount of Damages exceeds $10,000 in the aggregate ("MINIMUM DAMAGES"), and then only for the amount by which such Damages exceeds Minimum Damages; provided, however, the Minimum Damages threshold shall not apply to: (i) any claim by any Seller Indemnitee related to or arising out of any Assumed Liability; or (ii) any claim by any Buyer Indemnitee (y) related to or arising out of any Excluded Liability or (z) arising under Section 10.2(e).

            (c) Notwithstanding any other provision of this Agreement, the aggregate liability of the Seller Parties to the Buyer Indemnitees under, or with respect to any claim related to, this Agreement shall in no event exceed an amount equal to 200% of the Purchase Price; provided, however, such limitation on the liability of the Seller Parties shall not apply to any matters arising under Section 9, Section 10.2(d) or Section 10.2(e).

            (d) Notwithstanding any other provision of this Agreement, the aggregate liability of Buyer to the Seller Indemnitees under, or with respect to any claim related to, this Agreement shall in no event exceed an amount equal to 200% of the Purchase Price; provided, however, such limitation on the liability of Buyer shall not apply to any matters arising under Section 10.3(d).

            (e) The Indemnified Person shall act in good faith and in a commercially reasonable manner to mitigate any Damages for which it may seek indemnification under this Section 9.

            (f) An indemnity payment for claims or Damages otherwise due and payable under this Section 9 shall be decreased to the extent of any (i) net reduction of tax liability the Indemnified Party or any affiliated party thereof actually realizes as a result of such indemnifiable loss, and (ii) insurance proceeds the Indemnified Party or any affiliated party thereof actually collects in connection with the indemnifiable loss.

11. EXPENSES. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.

12.   MISCELLANEOUS PROVISIONS.

      12.1 NOTICES. All notices, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (iii) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested); in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to each of the other parties):

      if to Buyer:                       TPS Acquisition, LLC
                                         c/o GHX Acquisition Corp.
                                         7111 Ardmore
                                         Houston, Texas 77054
                                         Attn.: Ben B. Andrews
                                         Facsimile: 713.741.8043

                                         With a copy to:

                                         Jackson Walker L.L.P.
                                         1401 McKinney, Suite 1900
                                         Houston, Texas 77010
                                         Attn: David B. Deaton
                                         Facsimile: 713.752.4221

      if to any Seller Party:            T-3 Energy Services, Inc.
                                         13111 Northwest Freeway, Suite 500
                                         Houston, TX 77040
                                         Attn: President
                                         Facsimile: 713.996.4123

                                         With a copy to:

                                         Mr. Doug Whiting
                                         82 E. Fairbranch Circle, Suite 111
                                         The Woodlands, Texas 77382
                                         Facsimile: 281.419.6505

      12.2 SUCCESSORS AND ASSIGNS; THIRD PARTIES. No party may assign this Agreement, or any rights or obligations hereunder, without the prior written consent of all of other parties. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Any purported assignment in violation of this Section 12.2 shall be void for all purposes. Nothing expressed or referred to in this Agreement shall be construed to give any person or entity other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision hereof. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns.

      12.3 CHOICE OF LAW. This Agreement shall be governed by, construed, and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

      12.4 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in

"portable document format" form shall have the same effect as physical delivery of the paper document bearing the original signature.

      12.5 ENTIRE AGREEMENT. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

      12.6  ARBITRATION.

            (a) Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement or relating to the breach, termination, or invalidity hereof, whether arising in contract, tort, or otherwise, including, without limitation, any question regarding its existence, validity or termination, shall at the request of any party be resolved in binding arbitration. Any arbitration shall proceed in accordance with the current Commercial Arbitration Rules (the "ARBITRATION RULES") of the American Arbitration Association ("AAA") to the extent that the Arbitration Rules do not conflict with any provision of this Section 12.6.

            (b) The arbitration shall be held before one neutral, disinterested arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and who is selected by the mutual agreement of the parties to such arbitration. If, however, the parties to such arbitration are unable to mutually select an arbitrator within 10 days after the date the matter is submitted to arbitration, the AAA shall select a qualified arbitrator.

            (c)   No provision of or the exercise of any rights under this
      Section 12.6 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section 12.6. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section 12.6.

            (d) Any award, order, or judgment rendered by an arbitrator with respect to any arbitration under this Section 12.6: (i) shall be in writing and shall state the reasons upon which such award, order or judgment is based; (ii) shall be deemed final and binding on the parties to such arbitration; (iii) may be entered in any court having jurisdiction over the enforcement of such award, order, or judgment; and (iv) may be made public only with the prior written consent of all parties to such arbitration. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.

            (e) The arbitration shall be held at the office of AAA located in Harris County, Texas (as the same may be from time to time relocated), or at another place the parties agree on.

            (f) In any arbitration proceeding under this Section 12.6, subject to the award of the arbitrator, each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrator determines to be equitable under the circumstances.

      12.7 PUBLIC ANNOUNCEMENTS. The parties agree to advise and confer with each other prior to the issuance of any public reports, statements or press releases pertaining to this Agreement and the transactions contemplated hereby. Each party will use its reasonable best efforts to maintain in strict confidence the existence and terms of this Agreement and the transactions contemplated hereby. Except as required by law or as otherwise set forth in this Agreement, no party shall make any public announcement or disclosure concerning this Agreement, except as mutually agreed. The terms of the Agreement are to be kept confidential, except to the extent that the disclosure is required under law. Notwithstanding the foregoing, this Section 12.7 shall not prevent T-3 from making any filings or disclosures required with, or by, the Securities and Exchange Commission or any applicable stock exchange.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date and Time.

                                         T-3 ENERGY SERVICES, INC.

                                         By: /s/ Michael Mino
                                             ----------------------------
                                             Michael Mino, Vice President

                                         TOTAL POWER SYSTEMS, INC.

                                         By: /s/ Michael Mino
                                             ----------------------------
                                             Michael Mino, Vice President

                                         TPS TOTAL POWER SYSTEMS, INC.

                                         By: /s/ Michael Mino
                                             ----------------------------
                                             Michael Mino, Vice President

                                         TPS ACQUISITION, LLC

                                         By: /s/ Daniel D. Ahuero
                                             ----------------------------
                                             Daniel D. Ahuero, Manager